UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2005

ODYSSEY HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	000-33267 (Commission File Number)	43-1723043 (I.R.S. Employer Identification Number)

717 North Harwood Street, Suite 1500 Dallas, Texas (Address of principal executive offices)	75201 (Zip Code)

Registrant’s telephone number, including area code: (214) 922-9711

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURE

Item 1.01 Entry into a Material Definitive Agreement.

     On January 19, 2005, Odyssey HealthCare, Inc. (the “Company”) entered into a Separation Agreement and Release (the “Agreement”) with David C. Gasmire (“Employee”), who had served as President and Chief Executive Officer of the Company. Effective October 15, 2004 (the “Termination Date”), Employee and the Company mutually agreed to terminate Employee’s employment with the Company.

     Under the terms of the Agreement, Employee is entitled to, net of any applicable withholding taxes, (a) bi-weekly payments of $17,692.31 for the duration of the Severance Period (as such term is defined in that certain Amended and Restated Employment Agreement by and between the Employee and the Company, made and entered into as of February 28, 2002 (the “Employment Agreement”)); (b) a pro-rated amount of any annual bonus to which Employee would be entitled for 2004; (c) reimbursement for any COBRA payments actually incurred by Employee during the Severance Period; (d) reimbursement for any payments actually incurred by Employee for health and dental insurance for such time period during the Severance Period after which Employee may not participate in COBRA coverage; and (e) the Company’s continuing obligations under the stock option agreements previously granted to Employee (the “Option Agreements”).

     The Agreement further provides that as of the Termination Date all stock options granted to Employee pursuant to the Option Agreements that are not vested as of the Termination Date fully vests, and all stock options held by Employee as of the Termination Date will remain exercisable for a period of two years from and after the Termination Date.

     In addition, under the terms of the Agreement, the parties, subject to the limitations described in the Agreement, mutually releases each other from any and all claims relating to Employee’s employment or otherwise.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY HEALTHCARE, INC.
Date: January 24, 2005	By:	/s/ Douglas B. Cannon
Douglas B. Cannon
Senior Vice President and Chief Financial Officer